Exhibit 99.2

Summary of Station Compensation Terms

Position	Chief Financial Officer, effective September 1, 2025 (the “Effective Date”).

Term	Employment at will. Employment may be terminated by Mr. Station or Albany International Corp. (“the Company”) at any time.

Base Salary	Initial base salary at the rate of $600,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers.

Short-Term Incentive
Mr. Station will be eligible for an Annual Performance Period (“APP”) award for service performed in 2025 under the Company’s 2023 Long Term Incentive Plan (“Incentive Plan”), to be determined and paid in cash during early 2026. The APP award for 2025 will be un-prorated for time in 2025 at Company performance. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to 75% of his base annual salary based on Company performance with respect to three (3) metrics relating to Adjusted EBITDA, cashflow, and safety. (The precise definitions and means of calculation of these metrics will be spelled out in the award agreement.) Mr. Station will be eligible in 2026 and thereafter to participate in the 2026 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term Incentive

Mr. Station will also be eligible, beginning in 2025, to receive a long-term incentive, which will be structured in two separate grants.

The first such grant will be a Performance Stock Unit (“PSU”) award under the Incentive Plan, to be determined and paid in shares of Company stock during early 2028. Under this award, he will be entitled to receive between 0% and 200% of a target award, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. The target opportunity for the 2025 award would be a number of shares of Company stock equal to 85% of his annual base salary at the Effective Date. For this award, the performance goal will be a specified level of Aggregate Company Adjusted EBITDA weighted at 33%, a specified level of Adjusted Return on Invested Capital weighted at 33%, and a specified level of relative Total Shareholder Return weighted at 34% (as more fully described and defined in the award agreement).

The second grant will be a share-settled restricted stock unit award (“RSU Award”), also under the Incentive Plan. Under this award, Mr. Station will be entitled to receive one-third of the award grant in March 2026, 2027 and 2028. The award grant for the 2025 RSU Award would be a number of shares of Company stock equal to 85% of the his annual base salary at the Effective Date. Thereafter, he will be eligible to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Sign-On Incentive	In order to compensate Mr. Station for lost opportunities relative to unvested incentive compensate at his current employer which will be forfeited, he shall be granted a second share-settled restricted stock unit award (“the Sign-on RSU Award”) under the Incentive Plan. Under this Sign-on RSU Award agreement, he will be entitled to receive one-third of the award grant on the first, second and third anniversaries of the commencement of his employment (the “Commencement Date”). The award grant for the Sign-on RSU Award would be a number of shares of Company stock equaling $2.0 million using the fair market value of the Company’s stock at the Effective Date.

Other Benefits
Mr. Station will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. He will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), healthcare, vision, life insurance and disability; in each case, as the same may exist from time to time.

Severance	On the Effective Date, Mr. Station will enter into a Severance Agreement with the Company, the terms of which shall provide that in the event that his employment is terminated by the Company for any reason other than Cause (as defined in the agreement), in addition to any amounts to which he may be entitled upon the occurrence of such event under the terms of his incentive award agreements, he shall be entitled to an amount equal to twice his annual base salary, paid out over the 24-month period following termination. In addition, he shall be eligible for a bonus relating to the services he performs in the year in which his employment is terminated, calculated at the same time and in the same manner in which bonuses are awarded to similarly situated employees under the then-current and prevailing bonus program, pro-rated to reflect the actual period of employment during the year.